Exhibit 10.10

October 16, 2019

Michael G. Potter

[email]

Dear Michael:

On behalf of Corsair Memory, Inc. (the “Company’’), I am pleased to offer you the position of Chief Financial Officer, located in Fremont, California.

The terms of your new position with the Company are as set forth below:

1.

Position. You will be employed as Chief Financial Officer and will report to Andy Paul, the Company’s President and CEO. You will begin this new position with the Company on November 1, 2019 (your “Start Date”).

2.

Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

3.	Compensation.

a)	Base Salary. Your starting salary will be $450,000 per year (your “Base Salary”), subject to applicable withholding taxes and paid pursuant to the Company’s regular payroll schedule.

b)

Bonus. You will be entitled to participate in Corsair’s Management Bonus Plan. Your bonus target is 65% of base salary with a maximum of 130% for the applicable bonus period and subject to the terms and conditions of the applicable bonus plan. The Company reserves the right to vary or terminate (with or without replacement by a further plan) any bonus plan in place at any time.

c)	Annual Review. Your compensation, including base salary will be reviewed at the end of each calendar year as part of the Company’s normal review process.

d)

Stock Options. In connection with the commencement of your employment, the Company will recommend to its Board of Directors that it grant you an option (the “Option”) to purchase 1,200,000 shares of Common Stock (the “Shares”) with an exercise price to be determined at the time of the grant. The Company will make a good-faith effort to grant this award within 30 days of the start date. This Option stock will vest and become exercisable, subject to your continued employment with the Company or one of its subsidiaries on each applicable vesting date, as to 20% of the Shares upon completion of your first year of employment and 20% on each of the following FOUR (4) anniversary dates thereafter. The Option will be granted under and subject to the terms and conditions of the Company’s equity incentive plan and will be contingent on your

Initials MP	Page 1

47100 Bayside Parkway, Fremont, CA 94538

execution of the Company’s standard Stock Option Agreement. A copy of the Company’s equity incentive plan and the Stock Option Agreement will be provided to you as soon as practicable after the grant date. You agree to sign and return any Stock Option Agreement provided to you by the Company in connection with this grant. You also agree to sign any other agreements or documents provided by the Company that may be required under applicable laws to receive the Option or any shares of common stock upon exercise of the Option.

4.	Benefits.

a)

Employee Benefits. You are eligible to participate in any medical insurance plans, 401(k) plans, deferred compensation plans, life insurance plans, retirement or other employee benefit plans or fringe benefit plans or perquisites established by the Company for its employees which may become effective from time to time during your employment with the Company.

b)

Paid Time Off (PTO). Corsair provides 20 days of Paid Time-Off (PTO) each year with one additional day per year after the first full year worked, up to a maximum of 25 days. PTO is accrued on a pay period basis. Maximum annual PTO accrual is 200 hours (25 working days). In addition, Corsair observes ten scheduled holidays per year

6.	Background & Reference Checks. This offer is contingent upon successful completion of a background investigation and reference checks.

7.

Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon your execution, and delivery to an officer of the Company, of the Company’s Employee Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”) as Attachment B, prior to or on your Start Date.

8.

At-Will Employment. You understand that your employment with the Company is not for any specified term and will at all times be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability (except as set forth on Attachments A and B).

9.

No Conflicts. You represent to the Company that your performance of all the terms of this letter agreement will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this agreement. In addition, as we have advised you, you are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties.

Initials MP	Page 2

47100 Bayside Parkway, Fremont, CA 94538

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter agreement in the space provided below no later than October 18, 2019. Additionally, as part of your acceptance of the Company’s offer, please return a signed and dated copy of Attachment A (Change in Control and Severance Benefits) and Attachment B (Employee Confidential Information and Invention Assignment Agreement). This offer letter, together with Attachment A and Attachment B, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. Neither this letter agreement nor Attachment A and Attachment B may be modified or amended except by a written agreement, signed by the Company’s Chief Executive Officer and by you.

Very truly yours,

Corsair Memory, Inc.

/s/ Andy Paul

Andy Paul

President, Chief Executive Officer

(Signature page follows)

Initials MP	Page 3

47100 Bayside Parkway, Fremont, CA 94538

ACCEPTED AND AGREED:

/s/ Michael Potter

Signature

October 17, 2019
Date

Attachments:

Attachment A – Change in Control and Severance Agreement

Attachment B – Employee Confidential Information and Invention Assignment Agreement

Initials MP	Page 4

47100 Bayside Parkway, Fremont, CA 94538

Attachment A

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between Michael G. Potter (“Executive”) and Corsair Memory Inc. (the “Company”), effective as the date Executive commences employment with the Company (the “Effective Date”).

Background

A.    The Board of Directors of the Company (the “Board”) recognizes that the possibility of an acquisition of the Company or an involuntary termination can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event.

B.    The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change in Control (as defined below) for the benefit of its stockholders.

C.    The Board believes that it is imperative to provide Executive with severance benefits upon certain terminations of Executive’s service to the Company that enhance Executive’s financial security and provide incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of such an event.

D.    Unless otherwise defined herein, capitalized terms used in this Agreement are defined in Section 10 below.

Agreement

The parties hereto agree as follows:

1.    Term of Agreement. This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2.    At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. If Executive’s employment terminates for any reason, Executive shall not be entitled to any severance payments, benefits or compensation other than as provided in this Agreement.

3.    Covered Termination Outside a Change in Control Period. If Executive experiences a Covered Termination outside a Change in Control Period, then, subject to (i) Executive delivering to the Company an executed general release of all claims against the Company and its affiliates in a form approved by the Company (a “Release of Claims”) that becomes effective and irrevocable in accordance with Section 15(a)(v) below, or such shorter period of time specified by the Company, following such Covered Termination and (ii) Executive’s continued compliance with Section 13 below, then in addition to any accrued but unpaid salary, benefits, vacation and expense reimbursements through the Termination Date payable in accordance with applicable law, the Company shall provide Executive with the following:

(a)    Severance. During the period of time commencing on the Termination Date and ending on the twelve (12) month anniversary of the Termination Date, the Company shall continue to pay Executive his base salary at the rate in effect immediately prior to the Termination Date. Such payments shall be made in accordance with the Company’s standard payroll practices, less applicable withholdings, beginning on the first payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 15(a)(v) below, and with the first installment including any amounts that would have been paid had the Release of Claims been effective and irrevocable on the Termination Date.

(b)    Continued Healthcare. If Executive timely elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of the (i) twelve (12) month anniversary of the Termination Date and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 3(b), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer.

4.    Covered Termination During a Change in Control Period. If Executive experiences a Covered Termination during a Change in Control Period, then, subject to (i) Executive delivering to the Company an executed Release of Claims that becomes effective and irrevocable in accordance with Section 15(a)(v) below, or such shorter period of time specified by the. Company, following such Covered Termination and (ii) Executive’s continued compliance with Section 13 below, then in addition to any accrued but unpaid salary, benefits, vacation and expense reimbursements through the Termination Date payable in accordance with applicable law, the Company shall provide Executive with the following:

(a)    Severance. Executive shall be entitled to receive an amount equal to (i) twelve (12) months of Executive’s base salary and (ii) one hundred percent (100%) of Executive’s target annual bonus, assuming achievement of performance goals at one hundred percent (100%)

of target. In each case, at the rate in effect immediately prior to the Termination Date payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 15(a)(v) below.

(b)    Continued Healthcare. If Executive timely elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) twelve (12) month anniversary of the Termination Date and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 3(b), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer.

5.    Equity Awards. If a Covered Termination during a Change of Control period occurs within the first year of Executive’s employment, fifty percent (50%) of each outstanding and unvested equity award (excluding any such awards that vest in whole or in part based on the attainment of performance-vesting conditions), including, without limitation, each restricted stock, stock option, restricted stock unit and stock appreciation right, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse (excluding any such awards that vest in whole or in part based on the attainment of performance-vesting conditions, which shall be governed by the terms of the applicable award agreement), as of immediately prior to the Termination Date. If termination date is beyond the first anniversary of hire date, each outstanding and unvested equity award (excluding any such awards that vest in whole or in part based on the attainment of performance-vesting conditions), including, without limitation, each restricted stock, stock option, restricted stock unit and stock appreciation right, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse (excluding any such awards that vest in whole or in part based on the attainment of performance-vesting conditions, which shall be governed by the terms of the applicable award agreement), as of immediately prior to the Termination Date.

6.    Certain Reductions. Notwithstanding anything herein to the contrary, the Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to payments or benefits pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (b) any other Company agreement, arrangement, policy or practice relating to Executive’s termination of employment with the Company. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits paid first in time being recharacterized as payments pursuant to the Company’s statutory obligation.

7.    Deemed Resignation. Upon termination of Executive’s service for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

8.    Other Terminations. If Executive’s employment with the Company terminates for any reason other than due to a Covered Termination, then Executive shall not be entitled to any benefits hereunder other than accrued but unpaid salary, vacation and expense reimbursements through the Termination Date in accordance with applicable law and to elect any continued healthcare coverage as may be required under COBRA or similar state law.

9.    Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment’’ within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The Company will select an adviser with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax, provided, that the adviser’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code to perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such adviser required to be made hereunder. The adviser shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company. Any good faith determinations of the adviser made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments or benefits pursuant to this Section 8 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.

10.    Definitions. The following terms used in this Agreement shall have the following meanings:

(a)    “Cause” means: (i) Executive’s willful failure substantially to perform Executive’s duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; or (iv) Executive’s willful and material breach of any of Executive’s obligations under this Agreement or any other written agreement or covenant with the Company.

(b)    “Change in Control” has the meaning ascribed to such term under the Corsair Group (Cayman), LP Equity Incentive Program; provided, that such transaction must also constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(S).

(c)    “Change in Control Period” means the period of time commencing with the consummation of a Change in Control and ending on the twelve (12) month anniversary of such Change in Control.

(d)    “Covered Termination” means the termination of Executive’s employment by the Company other than for cause, or termination by the Executive for Good Reason, in each case that, to the extent necessary, constitutes a Separation from Service.

(e)    “Good Reason” means the occurrence of any of the following conditions without Executive’s express written consent:

(i)    a material reduction (defined as greater than a 10% reduction) in Executive’s base salary or target bonus, but excluding reductions in connection with an across-the-board reduction of all similarly situated employees’ base salaries and or bonuses by a percentage at least equal to the percentage by which Executive’s base salary is reduced;

(ii)    a material diminution in Executive’s authority, duties or responsibilities;

(iii)    a relocation of Executive’s principal place of employment of more than thirty-five (35) miles from Executive’s principal place of employment immediately prior to such change, except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations immediately prior to such change.

For a termination to qualify as a termination for Good Reason, Executive must notify the Company in writing of termination for Good Reason, specifying the event constituting Good Reason, within 90 days after Executive first becomes aware of the event that Executive believes constitutes Good Reason. Failure for any reason to give written notice of termination of employment for Good Reason in accordance with the foregoing will be deemed a waiver of the right to terminate Executive’s employment for that Good Reason event. The Company will have a period of 30 days after receipt of Executive’s notice in which to cure the Good Reason. If the Good Reason event is cured within this period, Executive will not be entitled to terminate Executive’s employment for Good Reason. If the Company waves its right to cure or does not, within the 30-day period, cure the Good Reason event, Executive may terminate Executive’s employment for Good Reason within 60 days following the earlier of the date on which the Company waives its right to cure or the end of the cure period. If Executive does not terminate Executive’s employment within such 60-day period, Executive will waive Executive’s right to terminate Executive’s employment for that Good Reason event.

(f)    “Separation from Service” means a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder.

(g)    “Termination Date” means the date on which Executive experiences a Covered Termination.

11.    Successors.

(a)    Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets which executes and delivers the assumption agreement described in this Section 10(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)    Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12.    Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile), delivery by email or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s books and records.

13.    Confidentiality; Non-Disparagement.

(a)    Confidentiality. Executive hereby expressly confirms Executive’s continuing obligations to the Company pursuant to Executive’s Proprietary Information and Inventions Agreement with the Company.

(b)    Non-Disparagement. Executive agrees that Executive shall not disparage or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders or employees, either publicly or privately. Nothing in this Section 12(b) shall apply to any evidence or testimony required by any court, arbitrator or government agency.

(c)    Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i)

Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

14.    Dispute Resolution. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or to Executive’s employment or the termination thereof (each, a “Claim”) shall be resolved solely and exclusively by final and binding arbitration held in Alameda County California through JAMS under its Employment Arbitration Rules and Procedures, which are available at www.jamsadr.com/rules-employment-arbitration. The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. Except to the extent of filing fees Executive would incur were the matter to be litigated in court, the Company shall be responsible for the JAMS administrative fees and the arbitrator’s fees and costs. The arbitrator shall award the prevailing party attorneys’ fees and expert fees, if any, only as provided for under applicable California law. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing of an action for injunctive relief or specific performance as provided in this Agreement or the Proprietary Information and Inventions Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all parties, except where necessary or compelled in a court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. Executive and the Company understand that by agreeing to arbitrate any claim pursuant to this Section 14, they will not have the right to have any claim decided by a jury or a court, but shall instead have any c[aim decided through arbitration. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by court action instead of arbitration.

15.    Miscellaneous Provisions.

(a)    Section 409A.

(i)    Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount constituting deferred compensation subject to Section 409A of the Code shall be payable pursuant to Sections 3 or 4 above unless Executive’s termination of employment constitutes a Separation from Service.

(ii)    Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 15(a)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(iii)    Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(iv)    Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(v)    Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release of Claims, (A) the Company shall deliver the Release of Claims to Executive within ten business days following Executive’s Termination Date, and the Company’s failure to deliver a Release of Claims prior to the expiration of such ten business day period shall constitute a waiver of any requirement to execute a Release of Claims, (B) if Executive fails to execute the Release of Claims on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release of Claims thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release of Claims, and (C) in any case where Executive’s Termination Date and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release of Claims and are treated as nonqualified deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean (1) if Executive is under 40 years old as of the Termination Date, the date that is 14 days following the date upon which the Company timely delivers the Release of Claims to Executive, or such shorter time prescribed by the Company, and (2) if Executive is 40 years or older as of the Termination Date, the date that is 21 days following the date upon which the Company timely delivers the Release of

Claims to Executive, or, if Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 15(a)(v), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release of Claims (and the applicable revocation period has expired) or, in the case of any payments subject to Section 1S(a)(v)(C), on the first payroll date to occur in the subsequent taxable year, if later.

(b)    Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold.

(c)    Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized member of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d)    Whole Agreement. This Agreement and the Proprietary Information and Inventions Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior promises, arrangements and understandings regarding the same, whether written or unwritten, including, without limitation, any severance or change in control benefits in Executive’s offer letter agreement, employment agreement and/or equity award agreement or previously approved by the Board.

(e)    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California without regard to its conflicts of law provisions.

(f)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid or unenforceable provisions had never been contained herein.

(g)    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

(h)    Executive Acknowledgement. Executive acknowledges that (i) Executive has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Agreement, and has been advised to do so by the Company, and (ii) that Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.

The parties have executed this Agreement, in the case of the Company by its duly authorized officer, as of the dates set forth below.

ANDY PAUL

By:	/s/ Andy Paul

Title: President and Chief Executive Officer

Date:	October 17, 2019

MICHAEL G. POTTER

/s/ Michael G. Potter
Michael G. Potter

Date: October 17, 2019

10